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                                                               Exhibit 10.35

                               AMENDMENT NO. 1 TO
                               ------------------

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AMENDMENT entered into this 15th day of March, 1997, by and between Pediatrix Medical Group, Inc., a Florida corporation (the "Company"), and Kristen Bratberg (the "Executive"), amends the Employment Agreement (the "Agreement") entered into on the 6th day of November, 1995 by and between the Company and the Executive.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Company and the Executive desire to amend the Agreement as hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. Section 2.3 of the Agreement in its present form shall be deleted in its entirety and a new Section 2.3 shall be substituted therefor as follows:

            2.3 INCENTIVE BONUS. Executive shall be entitled to receive an incentive bonus as set forth in that certain Incentive Plan in the form attached hereto as Exhibit A.

         2. Except as expressly amended hereby, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement the day and year first above written.

                                          PEDIATRIX MEDICAL GROUP, INC.


                                          By: /s/ Lawrence M. Mullen
                                              ------------------------------
                                              Name:  Lawrence M. Mullen
                                              Title: Chief Financial Officer

                                          EXECUTIVE

                                          /s/ Kristen Bratberg
                                          ----------------------------------
                                          Kristen Bratberg


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                                                                       EXHIBIT A
                                 INCENTIVE PLAN
                              FOR KRISTEN BRATBERG

SECTION 1. PURPOSE OF PLAN

         The purpose of the Plan is to promote the success of the Company by providing to the Executive bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

SECTION 2. DEFINITIONS AND TERMS

            2.1. ACCOUNTING TERMS. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

            2.2. SPECIFIC TERMS. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

                 "BONUS" means the incentive bonus as determined under Section 4.1.

                 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                 "COMMITTEE" means the Compensation Committee which has been established to administer the Plan in accordance with Section 3.1 and
        Section 162(m) of the Code.

                 "COMPANY" means Pediatrix Medical Group, Inc. and any successor whether by merger, ownership of all or substantially all of its assets or otherwise.

                 "EMPLOYMENT AGREEMENT" means the Employment Agreement, dated November 6, 1995, between the Company and the Executive, or any amendment to or renewal of such Employment Agreement or any new employment agreement entered into with the Executive.

                  "EXECUTIVE" means Kristen Bratberg.

                  "GROSS PROFIT" means net patient service revenue less direct costs of the merged/acquired business in which revenue and costs are determined following the customary procedures of the Company.

                 "MERGER/ACQUISITIONS" means all business transactions wherein the Company or any of its affiliates acquires a medical practice through a merger or a stock or asset purchase or other similar transaction and excludes internal growth of the Company through hospital contracts without the acquisition/merger of a corresponding physician practice.

                 "PLAN" means this Incentive Plan for Kristen Bratberg, as amended from time to time.



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               "SECTION 162(M)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

SECTION 3. ADMINISTRATION OF THE PLAN

            3.1. THE COMMITTEE. The Plan shall be administered by a Committee consisting of at least two members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are "outside directors" within the meaning of Section 162(m).

            3.2. POWERS OF THE COMMITTEE. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein), may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

            3.3. REQUISITE ACTION. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

SECTION 4. BONUS PROVISIONS.

            4.1. PROVISION FOR BONUS. Executive shall receive as an incentive bonus an amount equal to five percent (5%) of the initial fiscal year "Gross Profit" of any and all "mergers/acquisitions" consummated during the term of this Agreement. Payment of said incentive shall be implemented as follows:
Executive shall receive 2 1/2% (two and one-half percent) of the projected Gross Profit for the initial fiscal year from each consummated merger and/or acquisition in the month immediately succeeding the closing of the merger and/or acquisition (the "Initial Payment"). Additionally, at the end of the initial fiscal year of the merger and/or acquisition upon closure of the accounting period, Executive shall receive an additional 2 1/2% (two and one-half percent) of the actual Gross Profit for the initial fiscal year from each consummated merger and/or acquisition (the "Additional Payment"). It is understood and agreed by Employer and Executive this incentive bonus may be adjusted upward or downward based upon the actual Gross Profit obtained as compared to the projected Gross Profit for the initial fiscal year.

            4.2. COMMITTEE CERTIFICATION. The Executive shall not receive any payment, other than the Initial Payment, under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms and conditions of the Plan.

            4.3. TIME OF PAYMENT. Each Additional Payment under Section 4.1 shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under
Section 4.2. Any payments of Bonuses under this Plan shall be in cash or cash equivalent, subject to applicable withholding requirements.

SECTION 5. GENERAL PROVISIONS

            5.1. NO RIGHT TO CONTINUED EMPLOYMENT. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or



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the Committee in respect of the Plan, shall be held or construed to confer upon the Executive any legal right to be continued in the employ of the Company.

            5.2. COMPENSATION UPON TERMINATION. If Executive is terminated for any reason other than Cause (as defined in Section 4.1(a) of the Employment Agreement), the Executive shall also be paid, for services rendered prior to termination, an amount equal to the amount due Executive under Section 4.1 for all mergers/acquisitions consummated prior to Executive's termination and unpaid at the time of termination. It is understood and agreed that the amounts will be paid to Executive without proration. Any Bonus payable to the Executive after termination of his employment shall be paid to the Executive at such time as the Executive would have received the Bonus if no termination of employment had occurred.

            5.3. DISCRETION OF COMPANY, BOARD OF DIRECTORS AND COMMITTEE. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

            5.4. ABSENCE OF LIABILITY. A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

            5.5. NO FUNDING OF PLAN. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to the Executive under the Plan shall be those of a debtor and any rights of the Executive shall be limited to those of a general unsecured creditor.

            5.6. NON-TRANSFERABILITY OF BENEFITS AND INTERESTS. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of the Executive. This Section 5.6 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive's legal representative or beneficiary.

            5.7. LAW TO GOVERN. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Florida.

            5.8. NON-EXCLUSIVITY. The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan.

SECTION 6. AMENDMENT OF PLAN; TERM

         No amendment may be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code. The term of the Plan shall be for a period of ten years. The Executive shall be entitled to participate in the Plan as long as the Employment Agreement is in effect.


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